Exhibit 2.1

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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                       NET2000 COMMUNICATIONS GROUP, INC.

                        FREBON INTERNATIONAL CORPORATION

                                       AND

                              BONNIE L. HORNER AND
                                 FRED J. MUELLER



                                  JUNE 28, 2000

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



                                TABLE OF CONTENTS

ARTICLE I -- CERTAIN DEFINITIONS                                                                                 1

ARTICLE II --  PURCHASE AND SALE OF STOCK                                                                        5

   2.1      TRANSFER OF STOCK.                                                                                   5
   2.2      THE CLOSING.                                                                                         5
   2.3      ACTIONS AT THE CLOSING.                                                                              5
   2.4      ADDITIONAL CONSIDERATION.                                                                            6
   2.5      CLOSING REVIEW AND ADJUSTMENT.                                                                       9
   2.6      CERTIFICATE LEGENDS.                                                                                10
   2.7      NO FURTHER RIGHTS.                                                                                  10
   2.8      TAKING OF NECESSARY ACTION; FURTHER ACTION.                                                         11

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               AND THE COMPANY SHAREHOLDERS                                                                     11

   3.1      ORGANIZATION, QUALIFICATION AND CORPORATE POWER; ACCREDITED INVESTORS.                              11
   3.2      CAPITALIZATION.                                                                                     13
   3.3      AUTHORIZATION OF TRANSACTION.                                                                       13
   3.4      NONCONTRAVENTION.                                                                                   14
   3.5      SUBSIDIARIES.                                                                                       14
   3.6      FINANCIAL STATEMENTS.                                                                               14
   3.7      ABSENCE OF CERTAIN CHANGES.                                                                         14
   3.8      UNDISCLOSED LIABILITIES.                                                                            15
   3.9      TAX MATTERS.                                                                                        15
   3.10     ASSETS.                                                                                             16
   3.11     OWNED REAL PROPERTY.                                                                                17
   3.12     INTELLECTUAL PROPERTY.                                                                              17
   3.13     REAL PROPERTY LEASES.                                                                               18
   3.14     CONTRACTS.                                                                                          18
   3.15     GOVERNMENT CONTRACTS.                                                                               20
   3.16     POWERS OF ATTORNEY.                                                                                 20
   3.17     INSURANCE.                                                                                          20
   3.18     LITIGATION.                                                                                         21
   3.19     EMPLOYEES.                                                                                          21
   3.20     EMPLOYEE BENEFITS.                                                                                  22
   3.21     ENVIRONMENTAL MATTERS.                                                                              24
   3.22     LEGAL COMPLIANCE; RESTRICTIONS ON BUSINESS ACTIVITIES.                                              24
   3.23     PERMITS.                                                                                            24
   3.24     FEES.                                                                                               24
   3.25     BOOKS AND RECORDS.                                                                                  25
   3.26     COMPANY ACTION.                                                                                     25
   3.27     CUSTOMERS AND SUPPLIERS.                                                                            25
   3.28     RESTRICTIONS ON BUSINESS ACTIVITIES.                                                                25
   3.29     CERTAIN PAYMENTS.                                                                                   25
   3.30     DISCLOSURE.                                                                                         26

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF THE BUYER                                                       27

   4.1      ORGANIZATION.                                                                                       27
   4.2      CAPITALIZATION.                                                                                     27

   4.3      AUTHORIZATION OF TRANSACTION.                                                                       27
   4.4      NONCONTRAVENTION.                                                                                   27
   4.5      REPORTS AND FINANCIAL STATEMENTS.                                                                   28
   4.6      COMPANY ACTION.                                                                                     28
   4.7      BROKERS' FEES.                                                                                      28

ARTICLE V -- COVENANTS                                                                                          28

   5.1      BEST EFFORTS.                                                                                       29
   5.2      NOTICES AND CONSENTS.                                                                               29
   5.3      GOVERNMENT CONTRACTS.                                                                               29
   5.4      SECURITIES LAWS.                                                                                    30
   5.5      OPERATION OF BUSINESS.                                                                              30
   5.6      FULL ACCESS.                                                                                        32
   5.7      NOTICE OF BREACHES.                                                                                 32
   5.8      EXCLUSIVITY.                                                                                        33
   5.9      NON-DISCLOSURE, DEVELOPMENT AND NON-COMPETITION AGREEMENTS.                                         33
   5.10     EMPLOYEE MATTERS.                                                                                   33
   5.11     REGISTRATION RIGHTS.                                                                                33
   5.12     ESCROW AGREEMENT.                                                                                   34
   5.13     REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES.                                               34
   5.14     SUPPORT OF COMPANY OPERATIONS                                                                       34

ARTICLE VI -- CONDITIONS TO CONSUMMATION OF TRANSACTION                                                         35

   6.1      CONDITIONS TO EACH PARTY'S OBLIGATIONS.                                                             35
   6.2      CONDITIONS TO OBLIGATIONS OF THE BUYER.                                                             35
   6.3      CONDITIONS TO OBLIGATIONS OF THE COMPANY, HORNER AND MUELLER.                                       37

ARTICLE VII -- TERMINATION                                                                                      37

   7.1      TERMINATION OF AGREEMENT.                                                                           37
   7.2      EFFECT OF TERMINATION.                                                                              38
   7.3      AMENDMENT.                                                                                          38
   7.4      EXTENSION; WAIVER.                                                                                  38

ARTICLE VIII -- ESCROW AND INDEMNIFICATION                                                                      39

   8.1      INDEMNIFICATION.                                                                                    39
   8.2      ESCROW FUND.                                                                                        39
   8.3      NOTIFICATION OF CLAIMS.                                                                             39
   8.4      ESCROW PERIOD.                                                                                      40
   8.5      CLAIMS UPON ESCROW FUND.                                                                            40
   8.6      OBJECTIONS TO CLAIMS.                                                                               40
   8.7      RESOLUTION OF CONFLICTS AND ARBITRATION.                                                            41
   8.8      THIRD-PARTY CLAIMS.                                                                                 42
   8.9      PAYMENT OF CLAIMS                                                                                   42
   8.10     LIMITATION.                                                                                         42

ARTICLE IX -- MISCELLANEOUS                                                                                     42

   9.1      CONFIDENTIALITY, PRESS RELEASES AND ANNOUNCEMENTS.                                                  42
   9.2      NO THIRD PARTY BENEFICIARIES.                                                                       43
   9.3      ENTIRE AGREEMENT.                                                                                   43
   9.4      SUCCESSION AND ASSIGNMENT.                                                                          44
   9.5      COUNTERPARTS.                                                                                       44
   9.6      HEADINGS.                                                                                           44



                                      -ii-

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
   9.7      NOTICES.                                                                                            44
   9.8      GOVERNING LAW.                                                                                      46
   9.9      AMENDMENTS AND WAIVERS.                                                                             46
   9.10     SEVERABILITY.                                                                                       46
   9.11     EXPENSES.                                                                                           46
   9.12     OTHER REMEDIES.                                                                                     47
   9.13     WILLFUL FAILURE TO CLOSE.                                                                           47
   9.14     EXCLUSIVE NEGOTIATIONS.                                                                             47
   9.15     CONSTRUCTION.                                                                                       47
   9.16     INCORPORATION OF EXHIBITS AND SCHEDULES.                                                            48

                                    EXHIBITS

Schedule A      Debt

Exhibit 3.18    Litigation: Prime Settlement Agreement
Exhibit 3.19      FreBon Employee Information and Confidentiality/Assignment of
                  Invention Agreements
Exhibit 5.3(b)             Government Contracts
Exhibit 5.9     Employee List and Employee Invention Assignment,
                Non-Solicitation & Confidentiality Agreement
Exhibit 5.11    Registration Rights Agreement
Exhibit 5.12    Escrow Agreement
Exhibit 6.2(i)    Key Employee Non-Compete Agreement
Exhibit 6.2(j)             Horner Consulting Services Agreement and Non-Compete Agreement
Exhibit 6.2(k)             Mueller Employment Letter and Non-Compete Agreement

DISCLOSURE LETTER
-----------------

Section 3.2     Capitalization
Section 3.9     Tax Matters
Section 3.10    Assets
Section 3.12    Intellectual Property
Section 3.13    Leased Real Property
Section 3.14    Contracts
Section 3.17    Insurance
Section 3.20    Employee Benefits and Agreement
Section 3.23    Permits and Foreign Qualification


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                            STOCK PURCHASE AGREEMENT

                THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") entered into as of June 28, 2000 by and among NET2000 Communications Group, Inc., a Delaware corporation (the "BUYER"); FreBon, a Virginia corporation (the "COMPANY"); Bonnie L. Horner ("HORNER"); and Fred J. Mueller ("MUELLER"). The Buyer, the Company, Horner and Mueller are referred to collectively herein as the "PARTIES."

                WHEREAS, Horner and Mueller are the record and beneficial owners of one hundred percent (100%) of the Company Stock (Horner and Mueller, collectively, the "COMPANY SHAREHOLDERS").

        WHEREAS, the Company Shareholders desire to sell to the Buyer, and the Buyer desires to purchase from the Company Shareholders, the Company Stock pursuant to this Agreement.

                NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants herein contained, the Parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

        Capitalized terms undefined in the text of this Agreement shall have the following meanings:

        "BUYER STOCK" shall mean unregistered common stock, par value $0.01 per share, of NET2000 Communications, Inc. Except as otherwise specified herein, the value of the Buyer Stock shall be the market value of the Buyer's publicly traded common stock.

        "CLOSING PAYMENT" shall mean Nine Million Fifty Thousand Dollars ($9,050,000) in cash to be paid by the Buyer to the Company Shareholders upon closing of the transaction.

        "CLOSING SHARES" shall mean Four Hundred Thousand (400,000) shares of Buyer Stock. The Closing Shares may be appropriately adjusted for stock splits, stock dividends and other subdivisions and combinations of Buyer Stock between execution of this Agreement and Closing. The value of the Closing Shares shall be determined by multiplying 400,000 by the market value of the Buyer Stock on the Closing Date.

        "COLLECTED CUSTOMER REVENUE" shall mean the Company's revenue that is actually collected, or mutually agreed in writing by the Parties to be collectable, from customers of the Company for Telecommunications Services, excluding, without limitation, non-recurring charges, taxes, surcharges (e.g., universal service, PICC), equipment and/or maintenance charges.

        "COMPANY STOCK" shall mean all of the issued and outstanding capital stock of the Company, consisting of Twenty Million Three Hundred Ninety-Nine Thousand Seven Hundred Twenty-Three (20,399,723) shares of common stock, par value $0.01 per share.

        "DEBT" shall mean the total of the unsatisfied financial obligations listed on Schedule A attached hereto.

        "EMPLOYEE BENEFIT PLAN" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

        "ENVIRONMENTAL LAW" shall mean any federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or toxic or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants or contaminants; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous substances or oil or petroleum products or toxic or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal CERCLA.

        "ERISA AFFILIATE" shall mean any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company.

        "ESCROW SHARES" shall mean that number of Closing Shares, the value of which shall be equal to fifteen percent (15%) of the sum of (a) the value at Closing of the 400,000 Closing Shares, plus (b) the Closing Payment. The Escrow Shares shall be registered in the name of the Company Shareholders and shall be delivered to the Escrow Agent with stock powers signed in blank by the Company Shareholders pursuant to Article VIII. Escrow Shares shall include any shares of Buyer Stock included in the Escrowed Earnout Funds.



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


        "GOVERNMENTAL ENTITY" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

        "HAZARDOUS MATERIALS" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

        "INTELLECTUAL PROPERTY" shall mean all that the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of any liens or encumbrances, all issued United States patents listed on the Disclosure Letter, trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, and all patent rights listed on the Disclosure Letter, trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material and, to the Company's knowledge, all third-party issued United States patents, patent rights and patent applications (excluding packaged commercially available licensed software programs sold to the public) that are used to conduct its business as currently conducted.

        "KEY EMPLOYEE" shall mean John Manning, John Hayes, Neil Weber, Paul Marseglia, Fred Mueller and Bonnie Horner.

        "MATERIAL ADVERSE EFFECT" shall mean any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. Any reference to a Material Adverse Effect with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity; provided, however, that the following will not be considered a Material Adverse Effect: any adverse effect that primarily results from the execution and delivery of this Agreement or from changes in the financial markets in general. Any reference to a Party's knowledge means such Party's actual knowledge after reasonable inquiry of officers, directors and other employees of such Party reasonably believed to have knowledge of such matters.

        "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

        "NEGATIVE EQUITY" shall mean the Eight Hundred Eighty-nine Thousand Dollars ($889,000) of negative equity reflected on the Company's March 31, 2000 unaudited balance sheet.

        "ORDINARY COURSE OF BUSINESS" shall mean actions within the ordinary course of business consistent with past custom and practice of the Company and which shall not have a Material Adverse Effect upon the Company.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        "SECURITY INTEREST" shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

        "TAXES" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that the Company or any Subsidiary is liable to pay by law or otherwise.

        "TELECOMMUNICATIONS SERVICES" shall mean monthly recurring and/or usage charges for intercity transport (i.e., switched long distance, private line), local access (i.e., dedicated or switched circuit), Internet access (i.e., monthly port charge) and protocol conversion (i.e., the matching of (i) different audio/video algorithms, transmission speeds, bandwidth, and frame rates into a continuous data stream so that the data stream becomes ubiquitous, and (ii) different network methods (e.g., Frame Relay, ISDN, POTS, ATM) so that bridging and gateways are uniform).

        "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS" shall mean all material written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software which are used in the business of the Company or which form a part of any existing product or service of the Company, excluding packaged commercially available licensed software programs sold to the public.

                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK

        2.1     TRANSFER OF STOCK.

                Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Buyer shall purchase from the Company Shareholders, and the Company Shareholders will sell, transfer and deliver to the Buyer, all of the Company Stock free and clear from all liens. After Closing, the Company shall be operated as a wholly-owned subsidiary of Buyer and shall have access to Buyer resources commensurate with that granted to other wholly-owned subsidiaries of Buyer.

        2.2     THE CLOSING.

                The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Piper Marbury Rudnick & Wolfe LLP, 1850 Centennial Park Drive, Suite 610, Reston, Virginia, commencing at 10:00 a.m. local time on June 30, 2000 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreed upon later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "CLOSING DATE"). If the Closing is consummated, Buyer will be deemed to have waived any of the conditions set forth in Article VI to the extent not satisfied at or prior to the Closing.

        2.3     ACTIONS AT THE CLOSING.

        (a)     The Company Shareholders shall deliver the following to the
Buyer: (i) stock certificates representing the Company Stock, accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to Buyer good and marketable title to the Company Stock free and clear of all liens; (ii) resignations of the Board of Directors and Officers of the Company as Buyer may request; (iii) the various certificates, instruments and documents referred to in Section 6.2; and
(iv) stock powers signed in blank by the Company Shareholders in connection with the Escrow Shares.

        (b)     The Buyer shall deliver the following to the Company
Shareholders: (i) stock certificates issued in the names of the Company Shareholders representing the Closing Shares (subject to escrow), rounded to the nearest whole number; (ii) the Closing Payment, provided, however, that the Buyer shall retain Two Hundred Thousand Dollars ($200,000) of the Closing Payment (the "HOLDBACK") pending calculation of the adjustments under Section 2.5(b) (if any); and (iii) the various certificates, instruments and documents referred to in Section 6.3. If any Closing Shares are to be issued in the name of a person other than the Company Shareholders, it shall be a condition to the issuance of such Closing Shares that (i) the request shall be properly documented (e.g., assigned, endorsed or accompanied by appropriate stock powers); (ii) such issuance shall otherwise be proper; (iii) the person requesting such issuance shall pay to the Buyer any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Buyer that such taxes have been paid or are not required to be paid; and (iv) the recipients shall represent to the Buyer in writing that they are "accredited investors" at the time of receipt of the Closing Shares as that term is defined in Rule 501 of the Securities Act. Notwithstanding the foregoing, the Buyer shall not be liable to a Company Shareholder for any Closing Shares issuable to such holder pursuant to Section 2.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (c) Subject to and in accordance with the provisions of Article VIII hereof, the Buyer shall cause to be delivered to the Escrow Agent (as defined in Article VIII) a certificate or certificates representing the Escrow Shares. The Escrow Shares shall be issued in the name of the Company Shareholders and shall be held in escrow with blank powers and shall be available to compensate the Buyer for certain damages as provided in Article VIII. To the extent not used for such purposes, the Escrow Shares shall be released as provided in Article VIII.

        2.4     ADDITIONAL CONSIDERATION.

                In addition to the Closing Shares, each Company Shareholder will receive a pro-rata share of each of the following:

                (a) Closing Payment. At Closing, the Buyer shall pay the Closing Payment to the Company Shareholders; provided, however, that payment of the following obligations of the Company may be made directly from the Closing
Payment: (i) any and all fees related to the services of Interpro Corp. or any other entity (see Section 3.24, below); and (ii) payment of any and all remaining Performance Awards (see Sections 3.2 and 6.2(f), below); and provided further that any Debt in excess of Two Million Eight Hundred Thousand Dollars ($2,800,000) shall be deducted by the Buyer from the Closing Payment, and paid by Buyer.

                (b)     Earnout.

                        (i) The Company Shareholders may also receive a contingent deferred payment (the "EARNOUT") subject to the terms and conditions contained in this Section 2.4(b). The Earnout shall be based upon the Collected Customer Revenue accumulated during the Earnout Period (as defined below). The Earnout shall be cumulative rather than incremental (i.e., the payment figure is not additive) and shall be calculated in accordance with the following table:

Collected Customer Revenue                  Earnout
--------------------------                  -------
0 to $3,000,000                             $         0
$3,000,001 to $5,000,000                    $ 2,000,000
$5,000,001 to $9,000,000                    $ 6,000,000
$9,000,001 to $12,000,000                   $10,000,000
$12,000,001 to $15,000,000                  $12,500,000
Above $15,000,000                           $15,000,000

                (ii) As promptly as practicable, but no later than thirty (30) days after the end of the twelve month period ending on the last day of the twelfth consecutive calendar month following the first day of the first full month following Closing (the "EARNOUT PERIOD"), the Buyer shall prepare and deliver to the Company Shareholders a statement of the Collected Customer Revenue for Telecommunications Services during the Earnout Period (the "EARNOUT STATEMENT"). The Earnout Statement shall be prepared in accordance with GAAP based upon the books and records of the Company in a manner consistent with the Company's past practice as of the date hereof and shall be certified by the Chief Financial Officer of the Buyer. The Parties agree that, for purposes of preparing the Earnout Statement, as of April 1, 2000, all pricing of Telecommunications Services to existing, former and prospective Company customers shall be at the Company's standard rates and practices based on a thirty-five percent (35%) gross margin, exclusive of taxes. After closing, and subject to existing contractual limitations, the Company's Telecommunications Services customers shall be billed at Buyer's standard rates and practices. Pricing for the Telecommunications Services offered by the Company subsequent to closing will be similar to the gross margin targets for other similarly situated Buyer services. Special pricing will be evaluated and approved by Buyer, if deemed appropriate, on an individual case basis and, if approved by Buyer, shall be included in calculating the Collected Customer Revenue. Revenues generated from Company customers using Company Telecommunications Services shall be included in calculating the Collected Customer Revenue. Revenue from any other sources or services including, without limitation, the following shall not be included in calculating Collected Customer Revenue: (x) revenues generated from Buyer services used by existing Buyer customers who are also Company customers as of May 1, 2000 (y) revenue generated from customers of the Buyer who become customers of the Company subsequent to Closing, and (z) revenues generated from Buyer Telecommunications Services.

                (iii) The Company Shareholders shall have thirty (30) days following delivery of the Earnout Statement during which to notify the Buyer of any dispute regarding the Buyer's calculation of the Collected Customer Revenue, which notice shall set forth in reasonable detail the basis for such dispute. If the Company Shareholders fail to notify the Buyer of any such dispute within such thirty (30) day period, the Collected Customer Revenue shall be deemed to be final and binding upon the Parties. In the event that the Company Shareholders shall so notify the Buyer of any dispute, the Company Shareholders and the Buyer shall cooperate in good faith to attempt to resolve such dispute as promptly as possible.

                        (iv) If the Company Shareholders and the Buyer are unable to resolve any such dispute within fifteen (15) days of the delivery of notice of a dispute, such dispute shall be resolved by Grant Thornton LLP (the "ACCOUNTING FIRM") whose determination shall be final and binding on the Parties. Any expenses relating to the engagement of the Accounting Firm shall be paid by the party whom the Accounting Firm determines to be the non-prevailing party with respect to such dispute. The Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the Earnout Statement to it and, in any case, as promptly as practicable after such submission.

                (c)     Payment and Distribution of Earnout.

                        (i) The Buyer shall make payment of the Earnout, if any, upon arrival at a Final Determination (such date hereinafter referred to as the "EARNOUT PAYMENT DATE"). For purposes of this Agreement, a "FINAL DETERMINATION" shall mean the earliest of (x) the close of business on the forty-fifth (45th) day after the end of the Earnout Period, subject to receipt of notice pursuant to Section 2.4(b)(iii), above; (y) the execution by the Parties of a written agreement on such amount or (z) the Accounting Firm rendering its determination pursuant to Section 2.4(b)(iv), above.

                    (ii) The Earnout, if any, shall be subject to escrow; fifteen percent (15%) of the Earnout (whether cash or Earnout Stock) shall be deposited with the Escrow Agent (such escrowed cash or Earnout Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "ESCROWED EARNOUT FUNDS") and shall be added to the Escrow Fund to be released in accordance with the terms of the Escrow Agreement.

                    (iii) The Buyer shall make payment of the Earnout, if any, at its sole option, in either (x) cash or (y) shares of Buyer Stock.

                           (A)  If the Buyer elects to make payment in cash,
then the Buyer shall issue each Company Shareholder his pro-rata share of the Earnout, subject to escrow as above.

                           (B)  If the Buyer elects to make payment in Buyer
Stock, then:

                                (1) The Buyer shall issue certificates, subject
to escrow as provided above, representing a number of shares of Buyer Stock, rounded to the nearest whole number, equal to the quotient of the Earnout divided by the average closing price of Buyer common stock as listed on the NASDAQ National Market for the thirty (30) consecutive trading days prior to the last day of the Earnout Period, inclusive, (the "EARNOUT STOCK") to the Company Shareholders in accordance with Section 2.4(b). The value of each share of Earnout Stock shall be the average closing price of Buyer common stock as listed on the NASDAQ National Market for the thirty (30) consecutive trading days prior to the last day of the Earnout Period.

                                        (2)     Each Company Shareholder shall
receive a number of shares of Earnout Stock, rounded to the nearest whole number, equal to the product of (A) the number of shares of Earnout Stock less the number of shares of Escrowed Earnout Funds, multiplied by (B) a fraction,
(x) the numerator of which is the number of shares of Company Stock held by each Company Shareholder on the Closing Date and (y) the denominator of which is the aggregate number of shares of Company Stock outstanding on the Closing Date.

        (d) The Company Shareholders' effort to achieve the Earnout shall be supported by the Buyer and the Company in accordance with Section 5.14.

        2.5     CLOSING REVIEW AND ADJUSTMENT.

        (a) As soon as practicable after Closing, the Buyer shall prepare and deliver to the Company Shareholders financial statements that have been reviewed by Brown, Dakes & Wannall, P.C., and accurately reflect the financial status of the Company as of the Closing Date (the "CLOSING REVIEW"). The Company Shareholders shall have ten (10) days following delivery of the Closing Review during which to notify the Buyer of any dispute regarding the Closing Review, which notice shall set forth in reasonable detail the basis for such dispute. If the Company Shareholders fail to notify the Buyer of any such dispute within such ten (10) day period, the Closing Review shall be deemed to be final and binding upon the Parties. In the event that the Company Shareholders shall so notify the Buyer of any dispute, the Company Shareholders and the Buyer shall cooperate in good faith to attempt to resolve such dispute as promptly as possible. If, however, the Company Shareholders and the Buyer are unable to resolve any such dispute within ten (10) days of the delivery of notice of a dispute, such dispute shall be resolved by the Accounting Firm whose determination shall be final and binding on the Parties. Any expenses relating to the engagement of the Accounting Firm shall be paid by the party whom the Accounting Firm determines to be the non-prevailing party with respect to such dispute. The Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission of the Closing Review to it and, in any case, as promptly as practicable after such submission.

        (b) Upon finalization of the Closing Review, the Holdback shall be subject to reduction as follows:

                (i) In the event the negative equity as reflected on the Closing Review is greater than the Negative Equity, then the Buyer may immediately make a claim upon the Holdback in an amount equal to such difference; in the event the negative equity as reflected on the Closing Review is less than the Negative Equity, then the Buyer shall deliver the difference to the Company Shareholders in cash within 5 business days.

                (ii) In the event the aggregate Debt of the Company as reflected on the Closing Review exceeds Two Million Eight Hundred Thousand Dollars ($2,800,000), then the Buyer may immediately make a claim against the Holdback in an amount equal to such difference, and if the Holdback is insufficient to satisfy Buyer's claim, Buyer shall be entitled to deduct the amount of the claim which was not satisfied by the Holdback from the Escrow Fund, without regard to the threshold amounts in Section 8.5(a).

                (iii) Subsequent to reduction as provided above, if any, the Buyer shall immediately pay any remaining Holdback to the Company Shareholders; each Company Shareholder shall receive a pro-rata share of the Holdback equal to the product of (A) the amount of the remaining Holdback, multiplied by (B) a fraction, (x) the numerator of which is the number of shares of Company Stock held by each Company Shareholder on the Closing Date, and (y) the denominator of which is the aggregate number of shares of Company Stock outstanding on the Closing Date.

        2.6     CERTIFICATE LEGENDS.

        The shares of Buyer Stock to be issued pursuant to this Article II shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of Buyer Stock to be issued pursuant to this Article II shall bear the following legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO NET2000 COMMUNICATIONS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

        2.7     NO FURTHER RIGHTS.

                All shares of Buyer Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock.

        2.8     TAKING OF NECESSARY ACTION; FURTHER ACTION.

                If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the Company Shareholders agree to take, and will take, all such lawful and necessary action required to so do, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                              COMPANY SHAREHOLDERS

                Each of the Company and the Company Shareholders jointly and severally, hereby represent and warrant to the Buyer that, as of the date hereof, the statements contained in this Article III are true and correct, except as set forth in the letter provided by the Company Shareholders to the Buyer (the "DISCLOSURE LETTER").

        3.1     ORGANIZATION, QUALIFICATION AND CORPORATE POWER; ACCREDITED
                INVESTORS.

                (a) The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Virginia. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter the "CHARTER" and "BY-LAWS," respectively). The Company is not in default under or in violation of any provision of its Charter or By-laws, each as amended to date.

        (b)     Each of the Company Shareholders represents and warrants that:

                (i) he or she is an "accredited investor" within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of receiving the Buyer Stock;

                (ii) he or she has sufficient knowledge and experience in investing in companies similar to the Buyer in terms of the Buyer's stage of development so as to be able to evaluate the risks and merits of its investment in the Buyer and it is able financially to bear the risks thereof;

                (iii) he or she has had an opportunity to discuss the business, management and financial affairs of the Buyer with the Buyer's management;

                (iv) the Buyer Stock he or she is receiving hereunder are being received for his or her own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, except in accordance with the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or blue sky laws;

                (v) he or she understands that (i) the Buyer Stock to be issued to the Company Shareholders hereunder have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and the Company's reliance on such exemption is predicated upon the Company Shareholders' representations set forth in this Section 3.1(b), (ii) the Buyer Stock to be issued to the Company Shareholders hereunder must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and all applicable state securities and "blue sky" laws or unless such disposition is exempt from such registration, (iii) the Buyer Stock to be issued to the Company Shareholders hereunder will bear a legend to such effect and (iv) the Buyer will make a notation on its transfer books to such effect;

                (vi) if he or she sells any of the Buyer Stock to be issued to the Company Shareholders hereunder pursuant to Rule 144 promulgated under the Securities Act, he or she will take all necessary steps in order to perfect the exemption from registration provided thereby, including (i) obtaining on behalf of the Buyer information to enable the Buyer to establish a reasonable belief that the purchaser is a qualified institutional buyer and (ii) advising such purchaser that Rule 144 is being relied upon with respect to such resale;

                (vii) he or she acknowledges and agrees that he or she had reasonable time and opportunity to ask questions, receive answers and obtain additional information concerning the Buyer; and

                (viii) he or she acknowledges and agrees that the stock certificate representing the Buyer Stock to be issued to the Company Shareholders hereunder shall bear the following legend:

                THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE

                TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO NET2000 COMMUNICATIONS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

        3.2     CAPITALIZATION.

                The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock, of which 20,399,723 shares are issued and outstanding and no shares are held in the treasury of the Company. Section 3.2 of the Disclosure Letter sets forth a complete and accurate list of all shareholders of the Company, indicating the number of shares of Company Stock held by each shareholder. All of the issued and outstanding Company Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no declared or accrued but unpaid dividends with regard to any issued and outstanding Company Stock. Holders of issued and outstanding Company Stock have no basis for asserting rights to rescind the purchase of any such Company Stock. There are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. Except as disclosed in Section 3.2 of the Disclosure Letter, there are no outstanding or authorized stock appreciation rights, phantom stock rights or similar rights with respect to the Company. Except as disclosed in
Section 3.2 of the Disclosure Letter, there are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any Company Stock (i) between or among the Company and any of its shareholders and (ii) to the Company's knowledge, between or among any of the Company Shareholders. All of the Company Stock were issued in compliance with applicable federal and state securities laws.

        3.3     AUTHORIZATION OF TRANSACTION.

                Subject to the Requisite Stockholder Approval (as defined below) of the transaction and this Agreement, the Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the transaction by a majority of the votes represented by the outstanding Company Stock entitled to vote on this Agreement, voting in accordance with the corporate laws of the Commonwealth of Virginia and the Charter of the Company (the "REQUISITE STOCKHOLDER APPROVAL"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

        3.4     NONCONTRAVENTION.

                Subject to receipt of the Requisite Stockholder Approval and compliance with the applicable requirements of the Securities Act, any applicable state securities laws and statutes and regulations concerning government contracts, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the Charter or By-laws of the Company; (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any Governmental Entity; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract (including Government Contracts, as defined in Section 3.15), lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of its material assets is subject; (d) result in the imposition of any Security Interest upon any assets of the Company; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its properties or assets, other than such conflicts, violations, defaults, cancellations or accelerations referred to in clauses (a) through (e) hereof which would not have a Material Adverse Effect on the Company.

        3.5     SUBSIDIARIES.

                The Company does not have any direct or indirect subsidiaries or any other equity interest in any other firm, corporation, partnership, joint venture, association or other business organization.

        3.6     FINANCIAL STATEMENTS.

                Prior to or at Closing, Buyer shall have received (i) the audited balance sheet and statement of operations, changes in stockholders' equity and cash flows for the fiscal year ended January 31, 2000; and (ii) the review for the period from January 31, 2000 through March 31, 2000. Such financial statements (collectively, the "FINANCIAL STATEMENTS") shall have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the

Company, provided, however, that the Financial Statements referred to in clause
(ii) above are subject to normal recurring year-end adjustments (which, to the Company's knowledge, will not in the aggregate be material) and do not include footnotes.

        3.7     ABSENCE OF CERTAIN CHANGES.

                Since March 31, 2000, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred:
(i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in any material adverse change in the assets, business, financial condition or results of operations of the Company and (b) the Company has not taken any of the actions set forth in Section 5.5.

        3.8     UNDISCLOSED LIABILITIES.

                The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against on the March 31, 2000 unaudited consolidated balance sheet of the Company ("MOST RECENT BALANCE SHEET"), (b) liabilities which have arisen since March 31, 2000 in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period, (c) contractual or statutory liabilities incurred in the Ordinary Course of Business, (d) up to an aggregate of One Hundred Fifty Thousand Dollars ($150,000) incurred in connection with the preparation and execution of this Agreement for legal and accounting fees and expenses and transaction costs (collectively, the "TRANSACTION COSTS"), and (e) liabilities which are not material.

        3.9     TAX MATTERS.

                (a) The Company has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has paid or will pay all Taxes due on or before the Closing Date, regardless of whether shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of the Company for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from January 1, 1993 through the Closing Date are attributable to the conduct by the Company of its operations in the Ordinary Course of Business. The Company has no actual or, to its knowledge, potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves adequate for their payment.

                        (i) For purposes of this Agreement, "TAX RETURNS" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                        (ii) For purposes of determining the amount of Taxes attributable to a specified period (e.g., the period from the date of the Most Recent Balance Sheet through the Closing Date) other than a Tax Period, each Tax shall be computed as if the specified period were a Tax Period. For purposes of this sub-paragraph (ii), a Tax Period means a period for which a Tax is required to be computed under applicable statutes and regulations.

                (b) The Company has delivered to the Buyer correct and complete copies of all federal, state and local income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company since January 1, 1993. The federal income Tax Returns of the Company have not been audited by the Internal Revenue Service. No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

                (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Company are subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreements.

                (d) The Company is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code).

        3.10    ASSETS.

                        (a) The Company has good and valid title to all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is suitable for the purposes for which it presently is used. Except as disclosed in
Section 3.10 of the Disclosure Letter, no asset of the Company (tangible or intangible) is subject to any Security Interest.

                        (b) The inventories (net of any reserves) shown on the Financial Statements or thereafter acquired by the Company, consisted of items of a quantity and quality usable or salable in the Ordinary Course of Business. Since March 31, 2000, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

                        (c) Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The value at which reserves are carried reflect the reserve valuation policy of the Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

         3.11     OWNED REAL PROPERTY.

                The Company does not own any real property.

         3.12     INTELLECTUAL PROPERTY.

      Section 3.12 of the Disclosure Letter is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyrights and licenses presently owned or held by the Company or necessary for the conduct of the Company's business as conducted and as currently proposed to be conducted, as well as any agreement under which the Company has access to any confidential information used by the Company in its business (the "INTELLECTUAL PROPERTY RIGHTS"). The Company owns, or has the right to use, free and clear of all liens, charges, claims and restrictions, under the agreements and upon the terms described in Section 3.12 of the Disclosure Letter, all of the Intellectual Property Rights. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. Except as set forth on Section 3.12 of the Disclosure Letter, the Company has not received any communications alleging that the Company has violated or, by conducting its business as currently proposed, would violate any Third-Party Intellectual Property Rights, and to the best of the Company's knowledge, the business proposed by the Company will not cause the Company to infringe or violate any Third Party Intellectual Property Rights. The Company is not aware of any violation by any third party of any Intellectual Property Rights of the

Company or of any defects therein or in the title thereto. The Company is not aware that any officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with: (i) the performance of such person's duties as an officer, employee or director of the Company; (ii) the use of such person's best efforts to promote the interests of the Company; or (iii) the Company's business as conducted or proposed to be conducted. No person or entity (including, without limitation, any prior employer of any employee of the Company) has any right to or interest in any inventions, improvements, discoveries or other information assigned to the Company by any employee pursuant to the Non-Disclosure Agreement (in the form attached hereto as Exhibit 3.19) executed by such employee, or otherwise. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

         3.13   REAL PROPERTY LEASES.

                Section 3.13 of the Disclosure Letter lists all real property leased or subleased to the Company. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.13 of the Disclosure Letter. With respect to each lease and sublease listed in Section 3.13 of the Disclosure Letter:

                (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Company, to the Company's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                (b) the Company is not in breach or default under any such lease or sublease, to the Company's knowledge no other party to the lease or sublease is in breach or default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (c) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

                (d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

         3.14   CONTRACTS.

                Section 3.14 of the Disclosure Letter lists the following written arrangements (including without limitation written agreements) to which the Company is a party:

                (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

                (b) any written arrangement (or group of related written arrangements) for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $25,000, or (iii) in which the Company has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                (c) any written arrangement establishing a partnership or joint venture;

                (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                (e) the form of any written arrangement concerning confidentiality, non-disclosure or noncompetition, including a list of all parties to such agreements;

                (f) any written arrangement involving any of the Company Shareholders or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") ("AFFILIATES");

                (g) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

                (h) any other written arrangement (or group of related written arrangements) either involving more than $25,000 or not entered into in the Ordinary Course of Business;

                (i) any written arrangement under which the Company provides maintenance or support services to any third party with regard to the Company's products and any written arrangement containing a commitment by the Company to provide support for any such products for more than one year from the date of this Agreement (other than arrangements which by their terms permit the customer to extend such services after the expiration of the initial one year term);

                (j) any written arrangement by which the Company agrees to make available any product or service; and

                (k) any other material contract or agreement (i.e., not otherwise listed above), as such terms are defined in Regulation S-K promulgated under the Securities Act, to which the Company is a party.

      The Company and the Company Shareholders further represent and warrant that there are no undisclosed purchase commitments or obligations known to the Company other than those listed pursuant to Section 3.14 in excess of $25,000.

      The Company has delivered to or made available to the Buyer a correct and complete copy of each written arrangement (or, in the case of confidentiality and/or noncompetition arrangements, the forms of such agreement(s)) (as amended to date) listed in Section 3.14 of the Disclosure Letter. Except as disclosed in Section 3.14 of the Disclosure Letter, with respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Company's knowledge the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and does not require the consent of any party to the transactions contemplated hereby; and (iii) the Company is not in breach or default, to the Company's knowledge, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section
3.14 of the Disclosure Letter under the terms of this Section 3.14.

             3.15     GOVERNMENT CONTRACTS.

      (a) The Company represents and warrants that: (i) all contracts between the Company and the United States government and between the Company and a state government ("GOVERNMENT CONTRACTS") have been legally awarded and are binding on the parties thereto; (ii) no payment has been made by the Company or by any person acting on its behalf, to any person or firm contingent upon the award of any Government Contract or which would otherwise be in violation of applicable federal and state procurement laws or regulations;
(iii) there is no material claim which has been asserted by any federal or state agency or authority concerning the award or performance of any Government Contract; (iv) there are no pending audits or investigations of the Company or its principals by any federal or state investigative or audit agency; and (v) neither the Company nor any of its principals have been debarred or suspended from participation in contracts awarded by the United States government or any state government.

      (b) The Company represents and warrants that it is not subject to the Cost Accounting Standards, 48 C.F.R. Part 99, or the cost principles, 48 C.F.R. Subpart 31.2.

      3.16   POWERS OF ATTORNEY.

             There are no outstanding powers of attorney executed on behalf of the Company.

      3.17   INSURANCE.

             Section 3.17 of the Disclosure Letter lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 3.17 of the Disclosure Letter lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

             The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

      3.18   LITIGATION.

             (a) With the sole exception of the final payment of Fifty Thousand Dollars ($50,000) due to Prime Capital, Inc. pursuant to that certain Settlement Agreement and Mutual Release dated March 26, 1998, a copy of which is attached hereto as Exhibit 3.18 (the "PRIME SETTLEMENT AGREEMENT"), which payment shall be made by the Company, Horner and/or Mueller prior to Closing pursuant to Section 6.2(e), below, there are no: (i) unsatisfied judgments, orders, decrees, stipulations or injunctions and (ii) claims, complaints, actions, suits, proceedings, hearings or investigations of or in any Governmental Entity or before any arbitrator to which the Company, any officer, director, employee or agent of the Company (in such person's capacity as an officer, director, employee or agent of the Company and not personally) is or was (for the two years prior to and including the date hereof) a party or, to the knowledge of the Company, is threatened to be made a party.

             (b) Except for the Prime Settlement Agreement, there are no material agreements or other documents or instruments settling any claim, complaint, action, suit or other proceeding against the Company.

      3.19   EMPLOYEES.

             A written list of all employees of the Company, along with the position and the current annual rate of compensation of each such person is attached hereto as Exhibit 3.19. Attached hereto as Exhibit 3.19 is a copy of the Company's form of confidentiality/assignment of invention agreement and the signature pages of each employee. To the Company's knowledge, no Key Employee or group of employees has any plans to terminate employment with the Company within six months of the date hereof. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. Premiums for COBRA coverage with respect to any former employees or beneficiaries are paid by the former employees or beneficiaries. There are no proceedings pending or, to the knowledge of the Company, threatened, between the Company and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on the Company. The Company has provided all employees, with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreements with the Company.

      3.20   EMPLOYEE BENEFITS.

             (a) Section 3.20(a) of the Disclosure Letter contains a complete and accurate list of all material Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in accordance with its terms and each of the Company, and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee

Benefit Plans are in material compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

             (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

             (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

             (d) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

             (e) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

             (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

             (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

             (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

             (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

             (j) Section 3.20(j) of the Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      3.21   ENVIRONMENTAL MATTERS.

      The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials are used or have been used, stored, or disposed of by the Company or, to the Company's knowledge after reasonable investigation, by any other person or entity on any property owned, leased or used by the Company.

      3.22   LEGAL COMPLIANCE; RESTRICTIONS ON BUSINESS ACTIVITIES.

             The Company and the conduct and operations of its business are in full compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government, or any Governmental Entity - including, without limitation, equal employment and affirmative action requirements, Buy American Act/Domestic Product Preference Act requirements, Service Contract Act requirements, Walsh-Healy Public Contracts Act requirements, Drug-Free Workplace requirements, Anti-Kickback Act requirements, personnel qualification requirements, etc. -- which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or business. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company as currently contemplated by the Company, any acquisition of property of the Company or the conduct of business by the Company as currently conducted.

      3.23   PERMITS.

             Section 3.23 of the Disclosure Letter sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under applicable export laws or regulations) ("PERMITS") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

      3.24   FEES.

             With the sole exception of the payment to Interpro Corp. as provided in Section 2.4(a), above, the Company has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

      3.25   BOOKS AND RECORDS.

             The minute books and other similar records of the Company contain true and complete records of all material actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

      3.26   COMPANY ACTION.

             The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the transaction contemplated herein is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the corporate laws of the Commonwealth of Virginia, and (iii) directed that this Agreement be submitted to the Company Shareholders for their adoption and approval and resolved to recommend that Company Shareholders vote in favor of the adoption of this Agreement.

      3.27   CUSTOMERS AND SUPPLIERS.

             As of the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during the twelve (12) month period preceding the date hereof and no supplier of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company or has at any time on or after March 31, 2000, decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of these services or products of the Company in the case of such customer, and to the Company's knowledge, no supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with the Company or decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not engaged in any fraudulent conduct with respect to any customer or supplier of the Company.

      3.28   RESTRICTIONS ON BUSINESS ACTIVITIES.

             There is no agreement, judgment, injunction, order or decree binding upon the Company or its properties (including, without limitation, their intellectual properties) which has or would reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property by the Company or the conduct of any business by the Company, including any exclusive distribution or licensing agreements.

      3.29   CERTAIN PAYMENTS.

             To the Company's knowledge, neither the Company nor any director, officer, agent, or employee of the Company or any other person or entity associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (iv) in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      3.30   DISCLOSURE.

             No representation or warranty by the Company, Horner or Mueller contained in this Agreement, and no statement contained in the Disclosure Letter or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company, Horner or Mueller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

             The Buyer represents and warrants to the Company, Horner and Mueller as follows:

      4.1    ORGANIZATION.

             The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on it.

      4.2    CAPITALIZATION.

The authorized capital stock of the Buyer consists of 260,000,000 shares of Buyer Stock, of which 37,680,502 shares were issued and outstanding and 222,319,498 shares were held in the treasury of the Buyer as of May 15, 2000. All of the issued and outstanding shares of Buyer Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Closing Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

      4.3    AUTHORIZATION OF TRANSACTION.

             The Buyer has all corporate requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Company, Horner and Mueller, constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

      4.4    NONCONTRAVENTION.

             Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and any other documentation required by the Delaware General Corporation Law ("DGCL"), neither the execution and delivery of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the charter or By-laws of the Buyer, (b) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which either is bound or to which any of their assets are subject, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

      4.5    REPORTS AND FINANCIAL STATEMENTS.

             Buyer has filed all forms, reports and documents required to be filed by Parent with the SEC, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Buyer may file subsequent to the date hereof) are referred to herein as the "BUYER SEC REPORTS." As of their respective dates, the Buyer SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Buyer SEC Reports filed by Buyer and publicly available prior to the date of this Agreement, as of the date hereof, there has not been any material adverse change with respect to Buyer that would require disclosure under the Securities Act.

      4.6    COMPANY ACTION.

             The Board of Directors of the Buyer, at a meeting duly called and held, have (i) determined that the transaction contemplated herein is fair and in the best interests of the Buyer and each of its stockholders, and (ii) adopted this Agreement in accordance with the provisions of the DGCL.

      4.7    BROKERS' FEES.

             The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE V

                                   COVENANTS

      5.1    BEST EFFORTS.

             Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

      5.2    NOTICES AND CONSENTS.

             Each of the Buyer, the Company, Horner and Mueller shall use its respective best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Buyer or the Company, respectively, in connection with the transactions contemplated by this Agreement.

      5.3    GOVERNMENT CONTRACTS.

              (a) Prior to Closing, the Company agrees to inform in writing the appropriate representative(s) of the United States Small Business Administration ("SBA"), and the Contracting Officers responsible for each United States Government contract awarded to the Company under the SBA's 8(a) Business Development Program ("8(a) CONTRACTS"), that the individual upon whom eligibility for the 8(a) Business Development Program was based will be relinquishing ownership or control of the Company, such that the Company will no longer be controlled or at least fifty-one percent (51%) owned by a socially and economically disadvantaged individual.

              (b) Prior to Closing, the Company agrees to request in writing that the SBA waive the requirement that each 8(a) contract listed on
Exhibit 5.3(b) attached hereto (each a "SUBJECT CONTRACT", collectively, the "SUBJECT CONTRACTS") be terminated for the convenience of the Government upon the Company's loss of eligibility for participation in the 8(a) Business Development Program.

              (c) Prior to Closing, the Company agrees to request that the head of the procuring agency that awarded each Subject Contract, or an official with delegated authority from the agency head, certify to the SBA that termination of the contract(s) would severely impair attainment of the agency's program objectives or missions under 13 C.F.R. Section 124.515(b)(5).

              (d) If the United States Government requires the execution of a novation agreement(s) for a Subject Contract(s) under 48 C.F.R. Subpart 42.12, the Company and/or the appropriate representatives of the Company agree to execute such novation agreement(s), if required, and to undertake all actions necessary to facilitate execution of any novation agreement(s).

      5.4    SECURITIES LAWS.

                        (a) Prior to the Closing, the Company shall not take any action that would cause the number of Company Shareholders who are not "accredited investors" pursuant to Regulation D promulgated under the Securities Act to increase to more than 35 during the term of this Agreement or that would cause any person who does not meet the standards of Regulation D required for "purchasers" under Regulation D to become a stockholder provided, however, the Company will not be precluded from issuing Company Stock upon the exercise of Options or Warrants.

                        (b) The Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Stock in connection with the transaction contemplated herein. The Company shall use its best efforts, to the extent commercially reasonable, to assist the Buyer as may be necessary to comply with such securities and blue sky laws.

      5.5    OPERATION OF BUSINESS.

                        Except as contemplated by this Agreement, during the period from the date of this Agreement up until the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of the
Buyer:

                        (i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, Options or Warrants outstanding on the date hereof), or amend any of the terms of any such convertible securities, Options or Warrants;

                        (ii) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                        (iii) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, except in the Ordinary Course of Business;

                        (iv) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.20(j) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

                        (v) acquire, sell, lease, encumber or dispose of any material assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

                        (vi)            amend its Charter or By-laws;

                        (vii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or as required by Buyer;

                        (viii) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

                        (ix) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

                        (x) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

                        (xi) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive, release or assign any rights under, any material contract or agreement;

                        (xii) make or commit to make any capital expenditure in excess of $25,000 per item;

                        (xiii) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the transaction set forth in Article V not being satisfied;

                        (xiv) hire, terminate or discharge any employee or engage or terminate any consultant;

                        (xv) enter into any material contract, other than in the Ordinary Course of Business and as provided to the Buyer, or any material amendment or termination of, or default under, any material contract to which the Company is a party or by which it is bound;

                        (xvi) commence any litigation other than (i) for the routine collection of bills or (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that Company consults with the Buyer prior to the filing of such a suit;

                        (xvii) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                        (xviii)         incur Transaction Costs in excess of
One Hundred Fifty Thousand Dollars ($150,000) in the aggregate; or

                        (xix) agree in writing or otherwise to take any of the foregoing actions.

         5.6    FULL ACCESS.

                The Company shall permit representatives of the Buyer to have full access (upon reasonable notice and at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company, subject to compliance with applicable confidentiality obligations of the Company.

         5.7    NOTICE OF BREACHES.

                The Company, Horner and Mueller shall promptly deliver to the Buyer written notice of any event or development of which any of Company, Horner and Mueller is aware and that would (a) render any statement, representation or warranty of the Company, Horner or Mueller in this Agreement (including the Disclosure Letter) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company, Horner or Mueller of, or a failure by the Company, Horner or Mueller to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer shall promptly deliver to the Company written notice of any event or development of which the Buyer is aware that would (i) render any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer of, or a failure by the Buyer to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

         5.8    EXCLUSIVITY.

                None of the Company, Horner and Mueller shall, and the Company shall use its best efforts to cause each of its officers, directors, employees, representatives and agent not to, directly or indirectly, (a) solicit, initiate, engage or participate in or knowingly encourage discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Stock, proxy solicitation or other business combination involving the Company or any division of the Company or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than the Buyer). The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 5.8.

         5.9    NON-DISCLOSURE, DEVELOPMENT AND NON-COMPETITION AGREEMENTS.

                Prior to Closing, all of the employees identified on Exhibit
5.9 hereto shall execute an Employee Invention Assignment, Non-Solicitation & Confidentiality Agreement, the form of which is attached to Exhibit 5.9.

         5.10   EMPLOYEE MATTERS.

                Subject to Buyer's due diligence, all employees of the Company shall be offered positions with titles and salaries commensurate with their industry experience and consistent with corresponding positions at Buyer. The Buyer shall use commercially reasonable efforts to make available to the employees of the Company all employee benefits then offered to employees of the Buyer of similar positions and responsibilities, including stock options.

         5.11   REGISTRATION RIGHTS.

         At or before Closing, the Buyer, the Company Shareholders and any other person receiving Closing Shares pursuant to this Agreementshall execute the Registration Rights Agreement attached hereto as Exhibit 5.11 (the "REGISTRATION RIGHTS AGREEMENT").

         5.12   ESCROW AGREEMENT.

         At or before Closing, the Buyer, the Company Shareholders and the Escrow Agent will execute the Escrow Agreement contemplated by Article VIII substantially in the form attached hereto as Exhibit 5.12 (the "ESCROW AGREEMENT").

         5.13   REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES.

         Each of the Parties shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         5.14   SUPPORT OF COMPANY OPERATIONS

         In order to support Company's business operations, Buyer agrees to undertake the following initiatives, all of which are subject to change at any time based on Buyer's business conditions, the competitive marketplace, and directives from Buyer's executive management and/or Board of Directors:

         (1) train all appropriate Company personnel to ensure familiarity with Buyer's policies, business practices, services, network, and marketing strategy;

         (2) train Buyer's sales and marketing personnel regarding Company's services as well as enumerated synergistic relationships between Buyer's services and Company's services;

         (3) authorize Company to hire up to an additional twenty (20) sales and sales management personnel and up to an additional ten (10) technical marketing support personnel, all of which hiring is subject to the business plan that will be attributed to Company after Closing;

         (4) authorize Company to hire a senior network manager with responsibilities for video network operations and video sales provisioning; and

         (5) subject to Buyer's approval of a business plan for Company that is consistent with and complementary to Buyer's overall network deployment plans, business policies, customer profile requirements, capital budget authorization, return on investment objectives, network expansion timeframe, and overall business strategy, to make commercially reasonable efforts to deploy appropriate network capacity to support Company's sales objectives (it being currently contemplated that Company's business plan is expected to focus principally on Company's existing customer base and the expansion of Company's network services in selected southeastern states where the Company currently offers its video services).

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF TRANSACTION

         6.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS.

                The respective obligations of each Party to consummate the transaction are subject to the satisfaction of the following conditions:

                (a) this Agreement shall have received the Requisite Stockholder Approval by the Company Shareholders;

                (b) the Buyer and the Company shall be satisfied that the issuances of Buyer Stock in the transaction shall be exempt under
Section 4(2) of the Securities Act; and

                (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transaction shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transaction which makes the consummation of the transaction illegal.

         6.2    CONDITIONS TO OBLIGATIONS OF THE BUYER.

                The obligation of the Buyer to consummate the transaction is subject to the satisfaction of the following additional conditions:

                (a) the Agreement shall have been approved and adopted by the Company Shareholders;

                (b) the representations and warranties of the Company, Horner and Mueller set forth in Article III shall be true and correct, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                (c) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to Closing;

                (d) the Company shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a), (b) and (c) (to the extent the Company is a party or is named therein) of Section 6.1 and clauses (a) through (c) of this Section 6.2 is satisfied in all respects;

                (e) the Company, Horner and Mueller shall have provided the Buyer with proof of payment of the final payment to Prime Capital, Inc. pursuant to the March 26, 1998 Settlement Agreement and Mutual Release;

                (f) the Company, Horner and Mueller shall have provided the Buyer with (i) proof of payment in full of all Performance Awards granted pursuant to the Company's 1999 Stock Appreciation Plan ("PERFORMANCE AWARDS"), and (ii) releases from each holder of Performance Awards releasing the Company from any and all claims related to or arising out of such Performance Awards;

                (g) the Buyer shall have received the report of Brown, Dakes & Wannall, P.C. on the Company's audited financial statements for fiscal year ended January 31, 2000, and a review for the period from January 31, 2000 through March 31, 2000;

                (h) each employee identified in Exhibit 5.9 shall have executed the agreement as provided in Section 5.9, above;

                (i) in addition to the execution of the agreement pursuant to Section 6.2(h), above, each Key Employee shall have also executed a non-compete agreement substantially in the form attached hereto as Exhibit 6.2(i);

                (j) Horner shall have executed a consulting agreement and non-compete agreement substantially in the forms as attached hereto as Exhibit 6.2(j);

                (k) Mueller shall have executed an employment letter and non-compete agreement substantially in the forms as attached hereto as Exhibit 6.2(k);

                (l) the Buyer shall have received from McGuire Woods Battle & Boothe, LLP, counsel to the Company, Horner and Mueller an opinion in form and substance reasonably satisfactory to the Buyer and dated as of the Closing Date; and

                (m) all consents and /or waivers under, or amendments to, the Second Amended and Restated Credit Agreement dated as of June 28, 2000 by and among Net2000 Communications Group, Inc., Toronto Dominion (Texas), Inc., as Administrative Agent, TD Securities (USA) Inc., as Lead Arranger and Book Manager, Royal Bank of Canada as Syndication Agent, Goldman Sachs Credit Partners, L.P., as Co-Documentation Agent, First Union Securities, Inc., as Documentation Agent, and the Lenders named therein, and any of the

Loan Documents referred to therein (as in effect from time to time) necessary to consummate the transactions contemplated herein, shall have been obtained and shall be in full force and effect.

         6.3    CONDITIONS TO OBLIGATIONS OF THE COMPANY, HORNER AND MUELLER.

         The obligation of the Company to consummate the transaction is subject to the satisfaction of the following additional conditions:

                (a) The Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to Closing;

                (b) the representations and warranties of the Buyer set forth in Article III shall be true and correct, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                (c) the Buyer shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (b) and (c) (to the extent the Buyer is a party or is named therein) of Section 6.1 and clause
(a) and (b) of this Section 6.3 is satisfied in all respects;

                (d) the Company Shareholders shall have received from Piper Marbury Rudnick & Wolfe LLP, counsel to the Buyer, an opinion in form and substance reasonably satisfactory to the Company and dated as of the Closing Date.

                                  ARTICLE VII

                                  TERMINATION

         7.1    TERMINATION OF AGREEMENT.

                The Parties may terminate this Agreement prior to Closing (whether before or after Requisite Stockholder Approval) as provided below:

                (a) the Parties may terminate this Agreement by mutual written consent;

                (b) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Shareholders have voted on whether to approve this Agreement in the event this Agreement failed to receive the Requisite Stockholder Approval;

                (c) any Party may terminate this Agreement by giving written notice to the other Parties upon the entry of any permanent injunction or other order of a court or other competent authority preventing the consummation of the transaction that has become final and nonappealable;

                (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before July 31, 2000, by reason of the failure of any condition precedent under Section 6.1 or 6.2 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); and

                (e) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before July 31, 2000, by reason of the failure of any condition precedent under
Section 6.1 or 6.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

         7.2      EFFECT OF TERMINATION.

         If any party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party. Notwithstanding the foregoing, the following obligations shall survive termination of this Agreement: (i) liability of any Party for breaches of this Agreement; (ii) confidentiality, as provided in
Section 9.1; and (iii) each Party's obligation to bear its own fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated herein as provided in Section 9.11.

         7.3      AMENDMENT.

         The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties; provided that an amendment made subsequent to the adoption of the Agreement by Company Shareholders shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Stock; (ii) alter or change any term of the Charter or By-laws of the Company; or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Company Stock.

         7.4      EXTENSION; WAIVER.

          At any time prior to Closing, any Party may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other Parties; (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

         8.1    INDEMNIFICATION.

                                (a)             The Company Shareholders,
jointly and several, shall indemnify and hold harmless the Buyer and its respective officers, directors, agent and employees, and each person, if any, who controls or may control the Buyer within the meaning of the Securities Act (hereinafter referred individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation reasonable legal fees, net of any recoveries under existing insurance policies, tax benefit received by the Buyer as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by the Buyer pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, "DAMAGES") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Company, Horner and/or Mueller in this Agreement, the Disclosure Letter or any Exhibit to this Agreement. The Buyer shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer.

                                (b)             Nothing in this Agreement shall
limit the liability of the Company, Horner and/or Mueller for any breach of any representation, warranty or covenant if the transaction does not close.

         8.2    ESCROW FUND.

                As soon as practicable after the Effective Date, the Escrow Shares shall be registered in the name of the Company Shareholders, and deposited, along with the stock powers signed in blank by the Company Shareholders in connection with the Escrow Shares, with an institution selected by the Buyer with the reasonable consent of the Company, as Escrow Agent (the "ESCROW AGENT"). In addition, the Escrowed Earnout Funds, if any, will also be deposited with the Escrow Agent and added to the Escrow Fund (the Escrow Shares and the Escrowed Earnout Funds, if any, collectively, the "ESCROW FUND"). The Escrow Fund shall be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit 5.12. The Escrow Fund shall be subject to reduction to satisfy the obligations of the Company, Horner and Mueller under this Article VIII. The Escrow Shares shall be beneficially owned by the Company Shareholders and the Escrow Fund shall be the sole and exclusive remedy to compensate the

Buyer pursuant to the indemnification obligations of the Company Shareholders set forth in Section 8.1(a).

         8.3      NOTIFICATION OF CLAIMS.

                                Notwithstanding the provisions of Section 8.1,
the Buyer may not receive any payment from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 8.5 below) identifying the requirements of Section 8.5(a)(ii) and identifying Damages has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case the Buyer shall receive shares equal in value to the full amount of Damages.

         8.4      ESCROW PERIOD.

                  The "ESCROW PERIOD" shall terminate upon the close of business on the date eighteen (18) months from the Closing Date; provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of the Buyer, subject to the objection of the Company Shareholders and the subsequent arbitration of the matter in the manner provided in Section 8.7 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Such retained portion of the Escrow Fund shall be retained only until the claim for indemnification pursuant to which such portion is being retained is settled or finally determined between Buyer and the Company Shareholders in accordance with Section 8.7 below.

         8.5      CLAIMS UPON ESCROW FUND.

                  Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of the Buyer (an "OFFICER'S CERTIFICATE"):

                                (a)             stating that with respect to
the indemnification obligations of Company Shareholders, Damages exist in an aggregate amount greater than Fifty Thousand Dollars ($50,000) have been incurred (which aggregate amount cannot include any individual Damage items less than Five Thousand Dollars ($5,000)); and

                                (b)             specifying in reasonable detail
the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article VIII, deliver to the Buyer out of the Escrow Fund, as promptly as practicable, cash or Buyer Stock held in the Escrow Fund having a value determined in accordance with
Section 8.5(b) of this Agreement equal to such Damages with respect to the indemnification obligations of Company Shareholders set forth in Section 8.1. The Escrow Agent will not release any portion of the Escrow Fund to Buyer pursuant to an Officer's Certificate until such claim has been resolved or is uncontested in accordance with Section 8.6 below.

         8.6      OBJECTIONS TO CLAIMS.

                  At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Company Shareholders and for a period of twenty (20) days after such delivery, the Escrow Agent shall make no delivery of Buyer Stock or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Company Shareholders to make such delivery. After the expiration of such twenty (20) day period, the Escrow Agent shall make delivery of cash or Buyer Stock from the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if the Company Shareholders shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to the Buyer prior to the expiration of such twenty
(20) day period.

         8.7      RESOLUTION OF CONFLICTS AND ARBITRATION.

                                (a)             In case the Company
Shareholders shall so object in writing to any claim or claims by the Buyer made in any Officer's Certificate, the Buyer shall have twenty (20) days from receipt of a Company Shareholders' objections under Section 8.6 to respond in a written statement to the objection of the Company Shareholders. If after such twenty (20) day period there remains a dispute as to any claims, the Company Shareholders and the Buyer shall attempt in good faith for twenty (20) days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If the Company Shareholders and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute cash or Buyer Stock from the Escrow Fund in accordance with the terms thereof.

                                (b)             If no such agreement can be
reached after good faith negotiation, either the Buyer or the Company Shareholders may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, the Buyer and the Company Shareholders shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the

Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                                (c)             Arbitration shall be held in
Fairfax County, Virginia under the commercial rules then in effect of the American Arbitration Association. The non-prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

                                (d)             Judgment upon any award
rendered by the arbitrators may be entered in any court having jurisdiction.

         8.8      THIRD-PARTY CLAIMS.

                  In the event the Buyer becomes aware of a third-party claim which the Buyer believes may result in a demand against the Escrow Fund, the Buyer shall promptly notify the Company Shareholders of such claim, and the Company Shareholders shall be entitled, at their expense, to participate in any defense of such claim. The Buyer shall have the right to settle any such claim; provided, however, that the Buyer may not effect the settlement of any such claim without the prior written consent of the Company Shareholders, which consent shall not be unreasonably withheld. Following notice of any claim, the Buyer shall notify the Company Shareholders of any discussions, negotiations or other material developments affecting such claim and, to the extent commercially reasonable, permit the Company Shareholders to participate in any such discussions or negotiations.

         8.9      PAYMENT OF CLAIMS

         Damages that: (i) are accepted as valid by the Company Shareholders; or (ii) are determined to be valid by arbitration as described in this Article VIII, shall be withdrawn first from the cash portion of the Escrow Fund, if any, and second, by reducing the Escrow Fund by the number of shares of Buyer Stock (rounded to the nearest whole number) equal to the quotient of (a) the value of the Damages divided by (b) the fair market value per share of the Buyer Stock (calculated as the average closing sale price on the NASDAQ National Market System for shares of common stock of the Buyer for the ninety
(90) consecutive calendar days prior to the date of payment of any Damages) in the Escrow Fund at the time of payment from the Escrow Fund.

         8.10     LIMITATION.

                  No claim for indemnification, breach of warranty or otherwise may be brought by the Buyer, its officers, directors, agents, employees and affiliates, against the Company Shareholders after expiration of the Escrow Period. Notwithstanding the foregoing or any other provision to the contrary contained in this Agreement, claims for indemnification relating to any tax matter shall survive until expiration of the relevant statute of limitations.

                                  ARTICLE IX

                                 MISCELLANEOUS

         9.1      CONFIDENTIALITY, PRESS RELEASES AND ANNOUNCEMENTS.

                  No Party hereto shall (or permit its Representatives (as defined below) to), directly or indirectly: (i) make any disclosure relating to any matter contemplated by this Agreement; (ii) disclose to any third party that discussions are taking place among the Parties regarding the transaction; or (iii) disclose any information received from another Party or its Representatives (as defined below) in connection with the transaction, including without limitation, information received during a Party's due diligence investigation (such party receiving such information, the "RECEIVING PARTY" and such party disclosing such information, the "DISCLOSING PARTY"); except as required by law or judicial or administrative processes. Information will not be subject to the provisions of this Section 9.1 which (i) is or becomes publicly available other than as a result of a breach by the Receiving Party; (ii) is or becomes available on a non-confidential basis from a source which is not prohibited by contract or law from disclosing such information to the Receiving Party; or (iii) was known by the Receiving Party prior to the disclosure thereof by the Disclosing Party other than by means that would be a violation of this Section 9.1 had it been in effect at the time of disclosure. The Parties agree that the terms of this Agreement are confidential and shall not be shared with or disclosed to any other person or entity other than the Parties' respective Representatives who have agreed to maintain the confidentiality thereof. As used herein, the term "REPRESENTATIVES" refers to each of the Buyer's and the Company's directors, officers, employees, affiliates, representatives or agents as so indicated. The Parties acknowledge and agree that any breach of this Section 9.1 by a Party would cause irreparable harm to the other Parties hereto and that, in such event, such other Parties shall have the right, among other things, to preliminary and injunctive relief, in addition to any other relief to which such other Parties may be entitled. In the event that the transaction is not consummated, the Receiving Party shall promptly return all such written information provided by the Disclosing Party or its Representatives and destroy any copies or notes derived therefrom.

No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         9.2      NO THIRD PARTY BENEFICIARIES.

                  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article II concerning issuance of the Closing Shares are intended for the benefit of the Company Shareholders.

         9.3      ENTIRE AGREEMENT.

                  This Agreement, the Disclosure Letter, the Exhibits, the documents and instruments and other agreements among the parties referred to herein and the nondisclosure agreement signed by each of the Parties prior to the date hereof constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         9.4      SUCCESSION AND ASSIGNMENT.

                  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         9.5      COUNTERPARTS.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.6      HEADINGS.

                  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7      NOTICES.

                  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

         If to the Company:

                  FreBon International Corporation
                  1430 Spring Hill Road, Suite 401
                  McLean, Virginia  22102

         Copies to:

                  McGuire, Woods, Battle & Boothe, LLP
                  7 Saint Paul Street, Suite 1000
                  Baltimore, Maryland  21202-1626
                  Attention:  John J. Woloszyn, Esq.

         If to the Buyer:

                  NET2000 Communications Group, Inc.
                  2180 Fox Mill Road
                  Herndon, VA  20171
                  Attention:  Lee Weiner, Esq.

         Copy to:

                  Piper Marbury Rudnick & Wolfe, LLP
                  1850 Centennial Park Drive, Suite 610
                  Reston, Virginia  20191
                  Attn:  Nancy A. Spangler, Esq.

         If to the Company Shareholders:

                  Bonnie L. Horner
                  1430 Spring Hill Road, Suite 401
                  McLean, Virginia  22102

                  Fred J. Mueller
                  1430 Spring Hill Road, Suite 401
                  McLean, Virginia  22102

         Copies to:

                  McGuire, Woods, Battle & Boothe, LLP
                  7 Saint Paul Street, Suite 1000
                  Baltimore, Maryland  21202-1626
                  Attention:  John J. Woloszyn, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8      GOVERNING LAW.

                  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

         9.9      AMENDMENTS AND WAIVERS.

                  The Parties may mutually amend any provision of this Agreement at any time prior to Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to the restrictions contained in the corporate laws of the Commonwealth of Virginia. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant.

         9.10     SEVERABILITY.

                  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed, provided that this Agreement shall not then substantially deprive either Party of the bargained-for performance of the other Party.

         9.11     EXPENSES.

                  All fees and expenses (including all legal and accounting fees and expenses and all other expenses) incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer whether or not the transaction is consummated. All reasonable Transaction Costs incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company.

         9.12     OTHER REMEDIES.

                  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding the provisions of this Agreement, the parties expressly agree that reasonable attorneys' fees and expenses may be recoverable in connection with any action to enforce contractual rights under the Registration Rights Agreement attached hereto as Exhibit 5.11.

         9.13     WILLFUL FAILURE TO CLOSE.

                  If the Closing does not occur due to the fact that either the
(i) the Company and/or the Company Shareholders, or (ii) the Buyer has willfully or intentionally breached their obligations under this Agreement, then the breaching Parties shall pay the non-breaching Parties liquidated damages in the amount of Two Hundred Thousand Dollars ($200,000).

         9.14     EXCLUSIVE NEGOTIATIONS.

                  The Company and the Company Shareholders agree that from the date of execution of this Agreement until the earlier of (a) Closing or (b) termination of this Agreement in accordance with Article VII, none of the Company, the Company Representatives and the Company Shareholders shall: (i) directly or indirectly communicate or engage in negotiations regarding, or provide information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity other than Buyer to do or seek, an acquisition of all or any part of the equity interests or assets of the Company (by merger, consolidation or otherwise); (ii) directly or indirectly solicit, initiate, entertain or encourage any proposal or offer related to such an acquisition; or (iii) enter into any understanding, letter of intent or agreement in connection with the foregoing. The Company and the Company Shareholders agree to notify the Buyer promptly of the receipt of any inquiry, offer or proposal by the Company, the Company Representatives or the Company Shareholders relating to such an acquisition. The term "INDIRECTLY" shall include, but not be limited to, through Company Representatives or the Company Shareholders.

         9.15     CONSTRUCTION.

                  The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         9.16     INCORPORATION OF EXHIBITS AND SCHEDULES.

                  The Exhibits, Schedules and Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

                      [Signatures begin on following page]

                IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                NET2000 COMMUNICATIONS GROUP, INC.


                                By:             /s/Clayton Thomas, Jr.
                                    ----------------------------------

                                      Name:  Clayton Thomas, Jr.
                                             -------------------

                                      Title:  CEO
                                              ---

                                FREBON INTERNATIONAL CORPORATION


                                By:  /s/ Bonnie L. Horner
                                     --------------------

                                      Name:  Bonnie L. Horner
                                             ----------------

                                      Title:  President
                                              ---------

                                BONNIE L. HORNER


                                /s/ Bonnie L. Horner
                                --------------------

                                FRED J. MUELLER


                                /s/ Fred J. Mueller
                                -------------------